For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

Photronics Announces Private Exchange of $57.5 million of Convertible Notes Due 2019 For Existing Convertible Notes Due 2016

BROOKFIELD, Conn.   January 16, 2015 — Photronics, Inc.   (NASDAQ:PLAB) today announced that it will enter into separate, privately negotiated exchange agreements under which it will exchange $57.5 million in aggregate principal amount of its outstanding 3.25% Convertible Senior Notes due 2016 (the "2016 Notes") for its issuance of a new series of 3.25% Convertible Senior Notes due 2019 (the "2019 Notes") in an aggregate original principal amount of $57.5 million. The 2019 Notes will mature on April 1, 2019 and retain the same conversion rate (96.3879 shares of common stock per $1,000, equivalent to a strike price of approximately $10.37 per share of common stock) as the 2016 Notes.

Following these transactions, $57.5 million in aggregate principal amount of the 2016 Notes will remain outstanding with terms unchanged. The exchange is expected to close on January 22, 2015 subject to customary closing conditions.

Photronics completed the exchange with qualified institutional buyers and accredited investors pursuant to Section 4(a)(2) under the Securities Act of 1933.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock into which the notes will be convertible in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, “could”, “estimate”, “intend”, “may”, “will” and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

02-2015